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                                                                     EXHIBIT 5.1

                                   Law Offices

                           JOEL BERNSTEIN, ESQ., P.A.


11900 Biscayne Blvd., Suite 604                         Telephone:  305.892.1122
Miami, Florida 33181                                    Facsimile:  305.892.0822


August 24, 2000

Ballyhoo Capital Ventures, Inc.
300 Glenwood Circle, #159
Monterey, CA 93940

Gentlemen:

I have acted as special counsel to Ballyhoo Capital Ventures, Inc., a Nevada corporation (the "Corporation"), in connection with the offering of 1,100,000 shares of Common Stock by selling security holders. The offering of the shares is to be made pursuant to Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the shares.

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized and validly issued by the Corporation and is fully paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.


                                                   Very truly yours,







JB/jm                                              s/ Joel Bernstein, Esq., P.A.